SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

-------------------------------------------------------------------------------


Name:             CATHOLIC INVESTMENT TRUST
                  ----------------------------------------
                  Address of Principal Business Office
                  (No. & Street, City, State, Zip Code):

                  24 Federal Street, Boston, Massachusetts 02110
-------------------------------------------------------------------------------
Telephone Number (including area code):              (617) 482-8260
                                                     --------------

Name and Address of Agent for Service of Process:

                                 Alan R. Dynner
                  24 Federal Street, Boston, Massachusetts 02110
-------------------------------------------------------------------------------
Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                     ---                       ---
                           YES      / x /            NO       /   /

Pursuant to the requirements of the Investment Company Act of 1940 the Vice President and Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and The Commonwealth of Massachusetts on the 26th day of November, 1996.


                                    Signature:  CATHOLIC INVESTMENT TRUST



                                                       /s/H. Day Brigham, Jr
                                                       ---------------------
                                                       H. Day Brigham, Jr.
                                                       Vice President



Attest:  /s/Janet E. Sanders
         ---------------------
         Janet E. Sanders
         Assistant Secretary